Exhibit 99.2

SANUWAVE Announces Reverse Stock Split, Note and Warrant Exchange, and PIPE Offering
1-for-375 reverse stock split effective at market open today
Exchanged $43.2 million in principal amount of convertible notes and warrants previously exercisable for approximately 1.7 billion pre-split shares for approximately 4.0 million post-split shares
Closed $10.3 million equity only PIPE offering at $8.25 per share of common stock led by certain institutional investors, including AWM Investment Company, Inc., the investment adviser of the Special Situations Funds and with participation from Manchester Management and Opaleye, LP
Outstanding share count following the reverse stock split, exchange and PIPE offering is approximately 8.5 million

EDEN PRAIRIE, MN, October 18, 2024 - via NewMediaWire -- Sanuwave Health, Inc. (the "Company" or "Sanuwave”) (OTCQB: SNWV), a leading provider of next-generation FDA-approved wound care products, is pleased to announce a reverse stock split, a convertible note and warrant exchange, and the consummation of a PIPE offering in the Company.
Effective at 12:01 a.m. Mountain Time on October 18, 2024, the Company implemented a 1-for-375 reverse stock split of its outstanding common stock. The Company’s common stock will continue to trade under the symbol “SNWV” on the OTCQB and is expected to begin trading on a split-adjusted basis at the opening of the market today, under a new CUSIP number, 80303D 305. For a period of 20 business days, a “D” will be placed on the Company’s ticker symbol to reflect the reverse stock split making the Company’s equity ticker “SNWVD” during that period.
Upon the effectiveness of the reverse stock split, all of the holders of the Company’s outstanding convertible notes and associated warrants issued in August 2022, November 2022, May 2023, December 2023, January 2024 and June 2024 were converted into approximately 4.0 million shares of post-split common stock. In addition, NH Expansion Credit Fund Holdings LP (“NH Expansion”), the agent under the Company’s Note and Warrant Purchase and Security Agreement (the “NWPSA”), exercised all of its outstanding warrants for 146,302 post-split shares of common stock. In connection with this warrant exercise, the Company and NH Expansion entered into a Consent and Limited Waiver to Note and Warrant Purchase and Security Agreement, pursuant to which the Company agreed to repay in full all amounts owed to HealthTronics, Inc., among other matters, after which the Company expects to regain full compliance with the covenants under the NWPSA.
The Company also has sold approximately 1.3 million shares in a PIPE offering priced at a post-split price of $8.25 per share. This deal was led by certain institutional investors, including AWM Investment Company, Inc., the investment adviser of the Special Situations Funds, and included participation from Manchester Management and Opaleye, LP, as well as other existing and new investors. Gross proceeds were approximately $10.3 million, and the Company did not engage a bank or agent in connection with the offering. The use of proceeds will include working capital and general corporate purposes and the repayment of certain indebtedness, including the satisfaction of all amounts owed to HealthTronics, Inc. for $1.4 million.
“The goal of these transactions is to simplify and rationalize Sanuwave’s cap table to put the company on a sound financial footing to pursue growth and profitability,” said CEO Morgan Frank. “By reducing our share count and cap structure complexity and regaining compliance with our debt covenants, our hope is to create a company that can be valued for its business instead of its cap stack and to allow us to focus our energy on accelerating our growth rate and better serving the wound care market. It’s an exciting time at Sanuwave, and I’m grateful to the employees who got us here and will take us yet further. I look forward to providing further updates on the Company’s progress soon.”
About SANUWAVE
SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE's end-to-end wound care portfolio of regenerative medicine products and product candidates helps restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the Company’s expectation that it will regain full compliance with the covenants under the NWPSA, future financial results, production expectations, and plans for future business development activities. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with regulatory oversight, the Company’s ability to manage its capital resources, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Contact: investors@sanuwave.com